Exhibit 99.1

OMEGA FLEX, INC.

260 North Elm Street
Westfield, MA 01085

413-564-5708 —    www.omegaflex.com

Westfield Massachusetts
November 1, 2005

Contact: Kevin R. Hoben
(413) 564-5708

        INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS — This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.

        Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

Omega Flex, Inc. (the “Company”) today reported its third quarter 2005 results of operations:

OMEGA FLEX, INC. (OFLX)	EARNINGS RELEASE
Quarter ended September 30:	2005	2004
Revenues	$17,087,000	$11,693,000
Net Income	$1,940,000	$1,261,000
Basic earnings per share:	$0.19	$0.14
Basic Shares Outstanding	10,153,633	8,732,125
Diluted earnings per share:	$0.19	$0.12
Diluted Shares Outstanding	10,153,633	10,153,633

Nine months ended September 30:	2005	2004
Revenues	45,579,000	33,820,000
Net Income	5,008,000	3,583,000
Basic earnings per share:	$0.49	$0.41
Basic Shares Outstanding	10,153,633	8,732,125
Diluted earnings per share:	$0.49	$0.35
Diluted Shares Outstanding	10,153,633	10,153,633

Kevin R. Hoben, President and C. E. O of the Company, commented as follows:

        “We are pleased to report that our third quarter and year-to-date results once again disclose significant growth in both revenue and profits on a comparative basis to the third quarter of 2004 and against the year-to-date for the same nine-month period in 2004. This growth is reflective of the continued expansion of the market for corrugated stainless steel tubing as well as the introduction of new products and new applications for existing products. While some commodity cost increases and some increases in general and administrative expense has resulted a lowering of profits as a percentage of sales, the company’s business remains strong and profitable.”